BUFFALO GOLD LTD.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

June 30, 2007

_______________________________________________________________________________________________________________________

NOTICE TO READER

These unaudited consolidated financial statements for the second financial quarter ended June 30, 2007 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years except for the adoption of new accounting policies described in note 3. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006.

___________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	June 30, 2007	December 31, 2006

Assets

Current
Cash and cash equivalents	$ 2,317,985	$ 1,368,597
Receivables	91,407	137,027
Marketable securities (note 4)	2,544,873	18,917,296
Prepaid expenses	21,094	70,438

	4,975,359	20,493,358

Deposits	96,592	87,990
Equipment (note 5)	32,917	35,203
Equity investment (note 6)	5,636,640	-
Exploration properties (note 7)	39,455,556	8,205,245

	$ 50,197,064	$ 28,821,796

Liabilities And Shareholders' Equity

Current
Accounts payable and accrued liabilities (note 11)	$ 682,955	$ 916,136

Amounts due to shareholders	6,272	6,272
Future income taxes	1,709,763	1,857,000

	2,398,990	2,779,408

Shareholders' Equity
Share capital (note 8)
Authorized
Unlimited common shares without par value

Issued
67,435,643 (2006 – 46,423,539) common shares	71,909,004	40,045,572
Contributed surplus	5,797,010	5,990,160
Accumulated comprehensive other income	(2,299,286)	-
Deficit	(27,608,654)	(19,993,344)

	47,798,074	26,042,388

	$ 50,197,064	$ 28,821,796

Going concern (note 2)

On behalf of the board of directors:

“Doug Turnbull”		“James Stewart”
Doug Turnbull	Director	James Stewart	Director

The accompanying notes are an integral part of these financial statements.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Operations

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Exploration expenses (note 7)	$3,095,210	$1,854,913	$6,218,566	$2,669,832

Administrative expenses
Amortization	3,184	4,527	6,738	5,507
Consulting fees (note 11)	132,317	202,435	342,729	353,476
Investor relations	146,423	90,994	284,273	237,986
Property evaluation and due diligence	-	10,000	-	10,000
Listing, filing and transfer fees	39,466	37,401	60,047	56,706
Office and miscellaneous	31,770	59,789	33,511	80,266
Professional fees (note 11)	94,204	99,411	158,040	152,045
Legal fees	4,456	-	4,456	-
Rent (note 11)	28,072	25,735	56,761	35,751
Salaries	24,745	-	42,172	-
Stock-based compensation (note 9)	-	354,000	-	1,215,000
Travel and promotion	85,570	112,331	193,704	213,142
	590,207	1,033,624	1,182,431	2,396,880

Loss before other items	(3,752,046)	(2,888,537)	(7,784,134)	(5,066,712)

Other Items
Exploration property write-off	101,589	37,001	101,589	37,001
Write-down of marketable securities	-	84,938	-	84,938
Recovery of property evaluation costs (note 7)	-	(53,882)	-	(53,882)
Other income	(2,322)	-	(815)	-
Foreign exchange	413,399	50	(220,496)	50
Interest income	(57,377)	-	(216,328)	5,066

Loss before income taxes	(4,207,335)	(2,919,643)	(7,448,084)	(5,092,752)

Future income taxes	(48,574)	-	(127,574)	-

Loss for the period	(4,158,761)	$(2,919,643)	(7,320,510)	$(5,092,752)

Other comprehensive income (loss)
Change in unrealized foreign exchange gain	(100,586)		(687,811)
Unrealized loss on marketable securities	(1,063,187)		(1,805,689)

Comprehensive loss for the period	$(5,322,534)		$(9,814,010)

Loss per share, basic and fully diluted	$(0.07)	$(0.10)	$(0.13)	$(0.19)

Weighted average number of shares outstanding
Basic and fully diluted	63,980,184	30,270,024	57,482,768	26,365,433

The accompanying notes are an integral part of these financial statements

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Cash Flows From (Used In) Operating Activities
Loss for the period	$(4,158,761)	$(2,919,643)	$(7,320,510)	$(5,092,752)

Items not involving cash
Stock-based compensation	-	354,000	-	1,215,000
Exploration property write-off	101,589	37,001	101,589	37,001
Write-down of marketable securities	-	84,938	-	84,938
Future income taxes	(48,574)	-	(127,574)	-
Amortization	3,184	4,527	6,738	5,507
Changes in non-cash working capital items:
Decrease (increase) in receivables	(32,816)	14,097	44,612	(24,617)
Increase (decrease) in notes receivable	-	-	-	-
Decrease (increase) in prepaid expenses	5,847	(76,990)	49,216	(136,990
Increase in accounts payable and accrued liabilities	(29,239)	553,052	(234,008)	557,613

Net cash provided by (used in) operating activities	(4,158,860)	(1,949,018)	(7,479,937)	(3,354,300)

Cash Flows Used In Financing Activities
Private placement	-	4,376,804	-	4,376,804
Issuance of shares for cash	19,368	-	276,709	-
Stock option exercises	-	12,603	-	12,603
Decrease (increase) in deferred issue costs	-	10,700	-	-
Share issue costs	5,072	(304,218)	5,072	(304,218)
Share subscriptions received	-	77,105	-	77,105

Net cash used in financing activities	24,440	4,172,994	281,781	4,162,294

Cash Flows Used in Investing Activities
Equipment purchases	(1,502)	(28,374)	(3,538)	(37,316)
Purchase of marketable securities	(949,959)	(318,999)	(2,652,390)	(318,999)
Sale of marketable securities	-	-	16,422,309	-
Purchase of equity investments	(636,640)	-	(5,636,640)	-
Acquisition of subsidiary	(6,105)	(103,528)	(6,105)	(103,528)
Deposit	-	-	(9,216)	-
Deferred acquisition costs	-	-	-	(43,175)
Advances to subsidiary before acquisition	-	-	-	(8,357)
Cash acquired on purchase of subsidiaries	61,827	-	61,827	50,844
Advances to subsidiary before acquisition	-	-	(12,323)	-
Acquisition of exploration properties	-	(218,124)	-	(634,584)

Net cash used in investing activities	(1,532,379)	(669,025)	8,183,924	(1,095,115)

Effect of exchange rates on cash	(34,888)	-	(36,380)	-

Change in cash and cash equivalents during period	(5,714,010)	1,544,951	949,388	(287,121)

Cash and cash equivalents, beginning of period	8,031,995	1,699,636	1,368,597	3,541,708

Cash and cash equivalents, end of period	$2,317,985	$3,254,587	$2,317,985	$3,254,587

The accompanying notes are an integral part of these financial statements.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Consolidated Statements of Shareholders’ Equity

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total shareholders’ equity
Balance December 31, 2005	22,417,457	$ 8,746,104	$ 909,000	-	$ (6,322,129)	3,332,975

Acquisition of Gold FX	4,000,000	4,820,000	-	-	-	4,820,000
Purchase of Hannah 1	50,000	77,145	-	-	-	77,145
Purchase of Murphy / Canon	73,592	175,900	-	-	-	175,900
Stock option award	-	-	3,883,000	-	-	3,883,000
Private placement, April 2006	3,565,000	4,099,750	-	-	-	4,099,750
Offering costs - cash	-	(288,647)	-	-	-	(288,647)
Offering costs - non-cash	45,000	(284,000)	284,000	-	-	-
Private placement, September 2006	11,428,700	22,182,097	-	-	-	22,182,097
Offering costs - cash	-	(1,549,817)	-	-	-	(1,549,817)
Offering costs - non-cash	-	(1,688,000)	1,688,000	-	-	-
Exercise of share purchase warrants - cash	3,925,290	2,542,504	-	-	-	2,542,504
Exercise of share purchase warrants - non-cash	-	347,050	(347,050)	-	-	-
Exercise of stock options - cash	918,500	438,695	-	-	-	438,695
Exercise of stock options - non-cash	-	426,790	(426,790)	-	-	-
Net loss for the year	-	-	-	-	(13,671,215)	(13,671,215)
Balance, December 31, 2006	46,423,539	40,045,571	5,990,160	-	(19,993,344)	26,042,387

Reclassification on adoption of new accounting policy		-	-	194,214	(294,800)	(100,586)
Issuance of shares to Longview (note 7)	17,000,000	28,013,000	-	-	-	28,013,000
Issuance of shares to Madison (note 7)	3,521,648	3,375,502				3,375,502
Exercise of share purchase warrants - cash	215,456	163,430	-	-	-	163,430
Fair value of share purchase warrants	-	82,712	(82,712)	-	-	-
Exercise of stock options - cash	275,000	113,279	-	-	-	113,279
Fair value of options exercised	-	110,438	(110,438)	-	-	-
Share issue costs reimbursement	-	5,072	-	-	-	5,072
Comprehensive income (loss)
Change in unrealized foreign exchange gain	-	-	-	(687,811)	-	(687,811)
Unrealized loss on marketable securities	-	-	-	(1,805,689)	-	(1,805,689)
Net loss for the period	-	-	-	-	(7,320,510)	(7,320,510)

Balance, June 30, 2007	67,435,643	$ 71,909,004	$ 5,797,010	$ (2,299,286)	$(27,608,654)	$ 47,798,074

The accompanying notes are an integral part of these financial statements

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

BUFFALO GOLD LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the Six Months Ended June 30, 2007

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

These consolidated financial statements are those of Buffalo Gold Ltd., its wholly-owned subsidiaries Buffalo PNG Ltd., Gold FX Limited (“Gold FX”) and Gold Finance and Exploration Pty. Limited and its 60%-owned subsidiary Madison Enterprises (PNG) Ltd. Collectively, they are referred to as “the Company”.

Buffalo Gold Ltd. is an Alberta Corporation engaged in the acquisition, exploration, management, and development and sale of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit.  To date, the Company has not earned any revenues and is considered to be in the exploration stage.  The Company's shares are listed on the TSX Venture Exchange and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in TSX Venture Exchange policies. The Company’s shares are also listed on the Over the Counter market (“OTC”) in the United States and the Frankfurt Stock Exchange in Germany.

The accompanying unaudited consolidated financial statements do not include all information and note disclosures required for an annual set of financial statements under Canadian or United States generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows as at June 30, 2007 and for all comparative periods presented, have been included.  Interim results for the period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year as a whole. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes for the fiscal year ended December 31, 2006. The accounting principles applied in these interim consolidated financial statements are consistent with those applied in the annual financial statements, except for the adoption of a new accounting policy as described in note 3.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) for interim financial information. These financial statements also conform, in all material respects, with generally accepted accounting principles in the United States of America (“United States GAAP”) with respect to recognition, measurement and presentation except as disclosed in note 15.

2.

GOING CONCERN

These consolidated financial statements have been prepared in accordance with Canadian GAAP and the ongoing assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.  However, certain conditions exist, which raise substantial doubt about the Company’s ability to continue as a going concern. In particular, the Company has a history of operating losses and while it has working capital of $4,292,404 (December 31, 2006 - $19,577,222), it intends to undertake exploration programs that will require further funds. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

3.

ADOPTION OF ACCOUNTING POLICIES

New Accounting Standards

On January 1, 2007, the Company adopted The Canadian Institute of Chartered Accountants Handbook Section 1530 "Comprehensive Income", Section 3251 "Equity", Section 3855 "Financial Instruments - Recognition and Measurement" and Section 3861 "Financial Instruments - Disclosure and Presentation",

Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income comprises items recognized in comprehensive income, but excluded from net income calculated in accordance with Canadian GAAP.

Section 3855 establishes standards for measuring and recognizing financial assets and financial liabilities and non-financial derivatives in the balance sheet. Under Section 3855, financial instruments must be classified into one of five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives, are measured at fair value except for loans and receivables, held to maturity investments and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on their initial classification, as follows: held-for-trading financial instruments are measured at fair value and changes in fair value are recognized in net earnings; available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net earnings; non-financial derivative are measured at fair value with changes in fair value recorded in net earnings unless cash flow hedge accounting is applied, in which cash changes in fair value are recorded in other comprehensive income.

Section 3861 establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them. As required, prior periods have not been revised except to classify unrealized foreign currency transaction gains or losses related to foreign operations in accumulated other comprehensive income.

Upon adoption of these new standards, the Company classified its cash and cash equivalents as held-for-trading, which are measured at fair value; accounts receivable and sundry receivables as loans and receivables, which are measured at amortized cost and accounts payable marketable securities as “available for sale”, which are measured at fair value, and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost, using the effective interest rate method.

As required, prior periods have not been revised except to classify unrealized foreign currency translation gains or losses and fair value adjustments to marketable securities at December 31, 2006 in accumulated comprehensive income. Adoption of these standards has resulted in the current period loss being $687,811 higher than it would otherwise have been. The Company’s financial position has not been materially affected.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

3.

ADOPTION OF ACCOUNTING POLICIES (Continued)

Investment in Kinbauri Gold Corp.

Effective June 29, 2007, the Company acquired a 25.4% interest in Kinbauri Gold Corp. (“Kinbauri”) (note 5). The Company is able to exert significant influence over, but does not control, Kinbauri.  Accordingly, the Company accounts for its investment on the equity basis under which the investment is initially recorded at cost and the carrying value is adjusted to include the Company's pro rata share of post-acquisition earnings or loss of the investee. The amount of the adjustment is included in the determination of net loss by the Company. The investment account of the Company is also increased or decreased to reflect the Company's share of capital transactions and changes in accounting policies and corrections of errors relating to prior period financial statements applicable to post-acquisition periods. Profit distributions received or receivable from an investee reduce the carrying value of the investment.

Madison Enterprises (PNG) Ltd.

The Company has not recorded any minority interest in its 60% ownership of Madison Enterprises (PNG) Ltd. (see note 7) as this ownership percentage represents only the profit sharing and working interest and the minority partner is not responsible for any of the associated costs. As at June 30, 2007 Madison Enterprises (PNG) Ltd. Was still in the exploration stage and had not generated any revenue.

4.

MARKETABLE SECURITIES

At June 30, 2007, the Company held the following available-for-sale securities:

		Cost	Carrying Value
Madison Minerals Inc.	Common shares	$ 3,331,982	$ 1,382,500
Solomon Gold plc	Common shares	318,999	135,614
Crescent Gold Limited	Common shares	26,835	32,000
Eldore Mining Corporation	Common shares	93,350	90,290
AMI Resources Inc.	Common shares	670,782	477,015
Gold Aura	Common shares	390,628	427,454
		$ 4,832,576	$ 2,544,873

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

4.

MARKETABLE SECURITIES (Continued)

At December 31, 2006, the Company held the following marketable securities:

		Cost	Market Value	Carrying Value
Madison Minerals Inc.	Common shares	$ 1,835,899	$ 1,585,220	$ 1,585,220
Solomon Gold plc	Common shares	318,989	178,027	178,027
Crescent Gold Limited	Common shares	26,835	25,465	25,465
General Electric	Bond	6,717,467	7,086,272	7,086,272
Bank of Montreal	Bond	9,525,167	10,042,312	10,042,312
		$ 18,424,357	$ 18,917,296	$ 18,917,296

The carrying value of the bonds at December 31, 2006 includes accrued interest of $198,139 and unrealized foreign exchange gain of $687,811.

5.

EQUIPMENT

	June 30, 2007			December 31, 2006
	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Computer equipment	$ 21,418	$ 8,120	$ 13,298	$ 13,390
Computer software	29,592	18,289	11,303	14,578
Radio	622	270	352	414
Other equipment	9,098	2,586	6,512	6,821
Furniture and fixtures	1,502	50	1,452
	$ 62,232	$ 29,315	$ 32,917	$ 35,203

6.

EQUITY INVESTMENT

In March and April 2007, the Company subscribed for 11,000,000 subscription receipts convertible into units of Kinbauri at $0.50 per unit for total consideration of $5,500,000. The funds were held in escrow pending receipt of TSX Venture Exchange approval of the acquisition by Kinbauri of certain mines and exploration properties. That approval was provided effective June 29, 2007, with the result that the subscription receipts effectively converted to units at that date, with each unit consisting of one common share and one-half common share purchase warrant, with each whole warrant exercisable into one common share at $0.70 per share for 18 months. The Company acquired 186,000 common shares of Kinbauri at a cost of $136,640 in the stock market.

On conversion of the investment to units, the Company held approximately 25.4% of the issued common shares of Kinbauri. The Company’s equity in the loss of Kinbauri between the date of acquisition and period-end is not material.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

7.

EXPLORATION PROPERTIES

The changes in the cost of the Company’s exploration properties were:

	Papua New Guinea	Australia			Total
	Mt. Kare	Gold FX Properties	Murphy Ridge	Hannah 1

Balance, December 31, 2006	$ 895,973	$ 6,944,283	$ 263,400	$ 101,589	$ 8,205,245

Option payment	28,013,000	-	-	-	28,013,000
Acquisition	3,332,795	-	-	-	3,332,795
Legal costs of purchase	6,105	-	-	-	6,105
Write off	-	-	-	(101,589)	(101,589)
Balance, June 30, 2007	$ 32,247,873	$ 6,944,283	$ 263,400	$ -	$ 39,455,556

The Company incurred exploration expenses as follows in the six months ended June 30, 2007:

	Mt. Kare	Corridors	Murphy Ridge	Hannah 1	Maureen	Other Australia	Total
Drilling	$1,920,423	$ 1,817	$	$ 8,301	$ -	$ -	$1,930,541
Geological	904,063	21,609	16,274	457	3,196	12,269	957,868
Communications	121,137	-	-	-	-	-	121,137
Helicopter	1,743,553	-	-	-	-	-	1,743,553
Salaries	213,413	-	-	-	-	-	213,413
Fuel	246,082	-	-	-	-	-	246,082
Land use permits	-	28,271	6,874	5,424	152,297	60,735	253,601
Accommodation and meals	181,170	-	-	-	-	-	181,170
Automotive	303,020	-	-	-	-	-	303,020
Legal fees	53,795	-	-	-	-	-	53,795
Travel	106,719	-	-	-	-	-	106,719
Consulting	294,367	-	6,573	-	2,018	57,025	359,983
Equipment	-	-	-	-	-	-	-
General	130,824	-	-	-	-	-	130,824
	$6,218,566	$ 51,697	$ 29,721	$ 14,182	$ 57,511	$130,029	$6,601,706

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

7.

EXPLORATION PROPERTIES (Continued)

The Company incurred exploration expenses as follows in the six months ended June 30, 2006:

	Mt. Kare	Gold FX	Red Property	Hannah 1	Total

Drilling	$ 715,236	$ -	$ -	$ 43,000	$ 758,236
Geological	243,035	21,580	4,868	5,000	274,483
Communications	58,040	-	-		58,040
Helicopter	631,057	-	-	-	631,057
Salaries	151,543	8,820	-	-	160,363
Fuel	182,301	-	-	-	182,301
Land use permits	-	41,034	-		41,034
Accommodation and meals	101,106	-	-	-	101,106
Automotive	61,273	-	-	-	61,273
Legal fees	40,058	-	-	-	40,058
Travel	69,795	-	-	-	69,795
Consulting	135,962	16,600	-	-	152,562
General	134,285	5,239	-		139,524

	$ 2,523,691	$ 93,273	$ 4,868	$48,000	$ 2,669,832

Mt. Kare

In March 2007, the Company issued 17,000,000 common shares to Longview further to its agreement with Longview Capital Partners Limited (“Longview”) and Madison Minerals Inc. (“Madison”).  The shares are subject to escrow over an 18-month period.

In June 2007 Buffalo, Longview and Madison amended the basis on which Buffalo could acquire various interests in the Mt. Kare property. As a result, the Company acquired a 60% interest in Madison Enterprises (PNG) Ltd. (which owns a 90% interest in the Mt. Kare property) by making a payment of $500,000 (settled through the issuance of 521,648 common shares) and issuing a further 3,000,000 common shares. The value of the common shares was $3,375,502. The Company allocated the purchase price as follows:

Cash	$ 57,786
Exploration property	3,332,794
Accounts payable	(2,755)
Due to Buffalo Gold Ltd.	(12,323)
Purchase price	$ 3,375,502

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

7.

EXPLORATION PROPERTIES (Continued)

The Company may increase its interest to 75% by completing a bankable feasibility study within four years of signing a definitive agreement. The Company is entitled to a one-year extension if it actively carries out exploration work at Mt. Kare and works towards the bankable feasibility study, spending at least $500,000 in each year of the four-year period. After the Company has earned a 75% interest, it may acquire the remaining 25% at fair market value.

Australian Uranium Properties

In May 2007, the Company signed a letter of intent to move all of its Australian uranium assets to Bondi Mining Ltd. (“Bondi Mining”) in exchange for a 44% stake in that company. Under the terms of the arrangement, Bondi will acquire 100% of the Company’s Australian uranium portfolio, which is made up of 10 granted tenements and 13 applications totaling 15,085 square kilometres in the Northern Territory and Queensland. At June 30, 2007, the net book value of the Company’s Australian uranium properties was $3,086,348. In consideration for acquisition of the portfolio, Bondi Mining will issue 25,000,000 fully paid ordinary shares to the Company along with options to subscribe for 5,000,000 ordinary shares at $0.60 per share with an exercise period of 24 months following execution of a definitive agreement for the proposed acquisition. The Company entered into a definitive agreement with Bondi Mining in August 2007, with the transaction subject to approval of Bondi Mining’s shareholders.

8.

SHARE CAPITAL AND CONTRIBUTED SURPLUS

Share issuances:

(a)

In March 2007, the Company issued 17,000,000 common shares to Longview as consideration in respect of the Mt. Kare Property (note 6). The shares had a value of US$1.40 per share, being the closing price on the date of issue, for an aggregate value of $28,013,000.

(b)

In June 2007, the Company issued 3,521,648 common shares to Madison Minerals Inc. as consideration in respect of the Mt. Kare Property (note 6). The shares had a value of US$0.96 per share, for an aggregate value of $3,375,502.

(c)

In the six months ended June 30, 2007, the Company generated $113,279 from the exercise of 275,000 stock options exercisable at between US$0.35 and US$0.375 per share.

(d)

In the six months ended June 30, 2007, the Company generated $163,430 from the exercise of 215,456 share purchase warrants at prices between US$0.50 per share and US$1.25 per share.

The 17,000,000 common shares issued to Longview are subject to escrow and will be released from escrow over 18 months from the “Initial Release Date”. The Initial Release Date is defined as the earlier of (1) the date on which the Company receives a preliminary feasibility study on the Mt. Kare Property; and (2) the date that the Company acquires any interest in Madison PNG.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

8.

SHARE CAPITAL AND CONTRIBUTED SURPLUS (Continued)

Date	Number of Shares
Initial Release Date	4,250,000
Six months after Initial Release Date	4,250,000
Twelve months after Initial Release Date	4,250,000
Eighteen months after Initial Release Date	4,250,000
17,000,000

The 4,000,000 common shares issued to the vendors of Gold FX are subject to a pooling agreement that provides for release as follows:

Date	Number of Shares
March 31, 2006	400,000
September 30, 2006	1,200,000
March 31, 2007	1,200,000
September 30, 2007	1,200,000
4,000,000

9.

STOCK OPTIONS

In 2003, the Company adopted an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company.  The maximum number of shares reserved for issuance under the Plan may not exceed 10% of the issued share capital of the Company.  Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant.  Options granted under the Plan have a term not to exceed five years.

The change in stock options outstanding is as follows:

	June 30, 2007		June 30, 2006
	Stock Options Outstanding	Weighted Average Exercise Price	Stock Options Outstanding	Weighted Average Exercise Price

At beginning of period	3,698,500	US$1.14	1,737,000	US$0.37

Granted	-	-	1,329,000	US$0.84
Exercised	(275,000)	US$0.35	(30,000)	US$0.38
Expired or forfeited	-	-	-	-
At end of period	3,423,500	US$1.20	3,036,000	US$0.57

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

9.

STOCK OPTIONS (Continued)

Stock-based compensation

In the six months ended June 30, 2007, the Company did not award options to purchase common shares (2006 – 1,500,000) and recorded stock-based compensation expense of $nil (2006 - $1,215,000). The weighted average fair value of each option granted for the six months ended June 30, 2006 was $0.91). The following weighted average assumptions were used for the Black-Scholes option-pricing model used to value stock options granted in 2006:

2006
Risk-free interest rate	4.1%
Expected life of options	3.9 years
Annualized volatility	143%
Dividend rate	0%

10.

WARRANTS

At June 30, 2007, the following stock purchase warrants were outstanding:

Number of Financing Warrants	Number of Broker Warrants	Exercise Price	Expiry Date

1,748,250	47,375	US$0.50	December 7, 2007
1,552,500	159,584	US$1.25	April 3, 2008
-	1,137,870	US$2.10	September 25, 2008
5,714,350	-	US$2.25	September 25, 2008
9,015,100	1,344,829

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

10.

WARRANTS (Continued)

The change in share purchase warrants outstanding is as follows:

	Financing Warrants		Broker Warrants
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding		Weighted Average Exercise Price

At January 1, 2007	9,177,600	US$ 1.72	1,397,786	-	US$ 1.90
Issued	-	-	-	-	-
Expired	-	-	-	-	-
Exercised	(162,500)	US$ 0.56	(52,957)	-	US$ 0.94
At June 30, 2007	9,015,100	US$ 1.74	1,344,829	-	US$ 1.94

11.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with consulting and legal firms controlled by directors, and officers:

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Consulting fees	$ 146,107	$ 63,250	$ 411,062	$ 93,250
Legal fees	30,000	30,000	60,000	55,000
Administration fees	-	141	-	5,594
Investor relations fees	37,500	-	77,568	-
Rent	10,800	2,175	21,600	2,175

	$ 224,407	$ 95,566	$ 570,230	$ 156,019

During the six months ended June 30, 2007, the Company made option payments in respect of the Mt. Kare property of (1) $28,013,000 (2006 - $150,000) to Longview Capital Partners Limited, which is controlled by an officer and director of the Company and (2) of $3,375,502 (2006 - $450,000) to Madison Minerals Inc., which has a director in common with the Company. During the six months ended March 31, 2007, the Company also issued 17,000,000 common shares to Longview with a value of $28,013,000 in respect of Mt. Kare (notes 7 and 8). In the six months ended June 30, 2007, the Company also made expenditures of $6,218,566 (2006 - $2,523,691) under its option regarding the Mt. Kare Property, which is owned by Madison Minerals Inc.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

11.

RELATED PARTY TRANSACTIONS (Continued)

Included in accounts payable at June 30, 2007 is $92,765 (December 31, 2006 - $277,402) due to officers, directors and consulting companies in which officers or directors hold an interest.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

12.

COMMITMENTS

The Company has, in conjunction with certain related parties (note 11), entered into operating lease agreements with respect to its premises for which the following minimum payments are required:

2007	$ 211,365
2008	304,239
2009	308,723
2010	308,723
2011	308,723
2012	308,723
2013	51,454
Total	$ 1,801,950

The Company’s share of the rent expense is currently about $43,200 annually, but the Company is contractually committed to undertaking the full lease payments if the co-lessors are unable to pay.

13.

RECLASSIFICATION

Certain 2006 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2007.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

14.

SUBSEQUENT EVENTS

(a)

In August 2007, the Company signed definitive agreement to move all of its Australian uranium assets to Bondi Mining Ltd. (“Bondi Mining”) in exchange for a 44% stake in that company. Under the terms of the arrangement, Bondi will acquire 100% of the Company’s Australian uranium portfolio, which is made up of 10 granted tenements and 13 applications �ilomete 15,085 square �ilometers in three major uranium provinces in the Northern Territory and Queensland. In consideration for acquisition of the portfolio, Bondi will issue 25,000,000 of its fully paid ordinary shares to the Company along with 5,000,000 options to subscribe for ordinary shares at $0.60 per share with an exercise period that extended until August 2009. See also note 14(c) below.

(b)

In July 2007, the Company and Sargold Resource Corporation (“Sargold”) signed a letter of intent to enter into a friendly merger in which all outstanding securities of Sargold will be exchanged for corresponding securities of Buffalo. Under the terms of the Transaction, shareholders of Sargold will receive either one common share, common share purchase warrant or option of Buffalo in exchange for each 3.5 Sargold common shares, common share purchase warrants or options which they hold immediately prior to the effective date of the Transaction, or at Sargold’s option, a ratio calculated on the basis of firstly, the weighted average price of Buffalo shares on the TSX Venture Exchange for the ten trading days immediately prior to the execution date of a definitive agreement (converted into Canadian dollars on the basis of the average closing exchange rate quoted by the Bank of Canada for the 10 banking days immediately prior to the execution date of the definitive agreement) and secondly, the price of the Sargold shares being $0.30. This represents an approximate 80% premium to market on Sargold shares, based on the July 11, 2007 closing price of the shares of both companies. Following completion of the Transaction, Sargold shareholders will hold an approximate 25% equity ownership in the merged company.

Completion of the Transaction is subject to satisfaction of a number of conditions, including, but not limited to, the negotiation and execution of a definitive agreement, and the receipt of all required approvals, including those from the Shareholders of Sargold and the TSX Venture Exchange. There can be no assurance that the Transaction will be completed as proposed or at all. In order to consider the Transaction and make recommendations to the Board of Directors of Sargold, an independent special committee of Sargold’s Board of Directors will be appointed. It is intended that a meeting of the shareholders of Sargold will be held as soon as possible to seek approval of the Transaction and it is expected that this meeting will be held on or before October 31, 2007. Both Buffalo and Sargold have agreed to pay the other a break fee of $1,000,000 in certain circumstances if the Transaction does not complete.

(c)

In August 2007, Bondi, through Buffalo’s wholly-owned Australian subsidiary, Murphy Uranium Pty Ltd. (“Murphy Uranium”), acquired the uranium rights to an area of interest at Newcrest Operations Limited’s (“Newcrest”) Mt Hogan Project in Queensland. The property was acquired through a concurrent rights deed between Newcrest and Murphy Uranium. Under the terms of the deal Bondi will acquire 100% ownership of any uranium-only deposits delineated and, upon the decision to mine, Newcrest will receive a 2.5% gross product royalty on all uranium produced including an A$500,000 royalty pre-payment on the decision to mine.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________

15.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with Canadian GAAP and conform in all material respects with accounting principles, practices and methods accepted in the United States (“United States GAAP”) except as set out below:

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
Loss for the period
Loss for the period - Canadian GAAP	$(4,158,761)	$(2,919,643)	$(7,320,510)	$(5,092,752)
Unrealized loss on securities available for sale	-	-	-	75,376

Loss for the period - United States GAAP	$(4,158,761)	(2,919,643)	$(7,320,510)	$(5,017,376)
Basic and diluted loss per share – United States GAAP	$(0.07)	$(0.10)	$(0.13)	$(0.19)

	March 31 2007	December 31 2006
Accumulated Other Comprehensive Income
Accumulated other comprehensive income - Canadian GAAP	$(2,299,286)	$-
Unrealized loss on securities available for sale	-	(393,011)
Unrealized foreign exchange gain on securities available for sale	-	687,811
Deferred income tax liability on unrealized gains		(100,586)
Accumulated other comprehensive income - United States GAAP	$(2,299,286)	$194,214

	March 31 2007	December 31 2006
Deficit
Deficit - Canadian GAAP	$(27,608,654)	$(19,993,344)
Unrealized loss on securities available for sale	-	393,011
Unrealized foreign exchange gain on securities available for sale	-	(687,811)
Deficit - United States GAAP	$(27,608,654)	$(20,288,144)

There are no reconciling items between Canadian GAAP and United States GAAP that would affect the presentation of the statements of cash flows presented.

________________________________________________________________________________________________________________________________________________________

Buffalo Gold Ltd.

June 30, 2007 Interim Financial Statements

________________________________________________________________________________________________________________________________________________________